As filed with the Securities and Exchange Commission on November 7, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TOYOTA JIDOSHA KABUSHIKI KAISHA

(Exact name of Registrant as specified in its charter)

TOYOTA MOTOR CORPORATION

(Translation of Registrant’s name into English)

Japan	Not Applicable
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1 Toyota-cho, Toyota City

Aichi Prefecture 471-8571

Japan

+81 565 28 2121

(Address and telephone number of Registrant’s principal executive offices)

Toyota Motor Sales, U.S.A., Inc.

19001 South Western Avenue

P.O. Box 2991

Torrance, California 90509-2991

(310) 618-4000

Attention: Dian Ogilvie

(Name, address and telephone number of agent for service)

Copies to:

Masahisa Ikeda	Hiroyuki Ishizuka	Alan G. Cannon	Akiko Kimura
Shearman & Sterling LLP	Nagashima Ohno & Tsunematsu	Simpson Thacher & Bartlett LLP	Anderson Mori & Tomotsune
Fukoku Seimei Building	Kioicho Building	Ark Mori Building	Izumi Garden Tower
2-2-2, Uchisaiwaicho	3-12, Kioicho	12-32, Akasaka 1-chome	6-1, Roppongi 1-chome
Chiyoda-ku, Tokyo 100-0011	Chiyoda-ku, Tokyo 102-0094	Minato-ku, Tokyo 107-6037	Minato-ku, Tokyo 106-6036
Japan	Japan	Japan	Japan
81-3-5251-1601	81-3-3511-6147	81-3-5562-6200	81-3-6888-1177

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock(4)	shares	$58.97	$1,023,995,180	$109,567

(1)	An indeterminate number of shares of common stock is being registered under this registration statement that may be sold from time to time.
(2)	Estimated solely for the purposes of determining the registration fee pursuant to Rule 457 under the Securities Act. Such estimate is based upon the approximate U.S. dollar equivalent of the average of the high and low sale price of the Common Stock on the Tokyo Stock Exchange on Wednesday, November 1, 2006. The currency conversion is made at the rate of ¥117.01=$1.00, the noon buying rate in New York City on such date for buying Japanese yen in New York as announced for customs purposes by the Federal Reserve Bank of New York.
(3)	Deferred in reliance upon Rule 456(b) and Rule 457(r), except for $109,567 in registration fees with respect to an initial 17,364,680 shares.
(4)	A separate registration statement on Form F-6 (File No. 333-10790) has been filed with the Commission for the registration of American Depositary Shares evidenced by American Depositary Receipts issuable upon deposit of shares registered hereby.

PART I

INFORMATION REQUIRED IN PROSPECTUS

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated November 7, 2006

PROSPECTUS SUPPLEMENT

(To prospectus dated November 7, 2006)

43,411,700 Shares

TOYOTA MOTOR CORPORATION

Common Stock in the form of Shares or American Depositary Shares

Banks’ Shareholdings Purchase Corporation, or BSPC, is offering up to 43,411,700 shares of our common stock in the form of shares or ADSs. This prospectus supplement relates to an international offering by international underwriters of                      shares in the form of shares or ADSs in the United States and elsewhere outside Japan. Additional underwriters are offering                      shares in Japan. Each ADS represents two shares of our common stock. The ADSs are evidenced by American Depositary Receipts. We will not receive any proceeds from the offering.

We expect that the public offering price of the shares will be set at or below the prevailing market price of our shares on the Tokyo Stock Exchange at the time of pricing and the public offering price of the ADSs will be set with reference to such price. Our shares are traded on the Tokyo Stock Exchange, the Nagoya Stock Exchange and three other regional stock exchanges in Japan and on the London Stock Exchange. Our ADSs trade on the New York Stock Exchange, or NYSE, under the ticker symbol “TM.” On November 6, 2006, the last reported sale price of our shares on the Tokyo Stock Exchange was ¥7,030 and the last reported sale price of our ADSs on the NYSE was $119.73.

Investing in the shares or ADSs involves risks which are described in “ Risk Factors” beginning on page 5 of the accompanying prospectus.

	Per ADS	Total	Per Share	Total

Public offering price	$	$	¥	¥

Underwriting discount	$	$	¥	¥

Proceeds, before expenses, to BSPC	$	$	¥	¥

The figures in the U.S. dollar “Total” column above assume that all shares are sold in the form of ADSs, while those in the Japanese yen “Total” column assume that no shares are sold in the form of ADSs.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The international underwriters expect to deliver the shares against payment therefor in yen in Tokyo through the central clearing system in Japan, known as JASDEC, on or around                     , 2006, Tokyo time. The international underwriters expect to deliver the ADSs against payment therefor in U.S. dollars in New York through the facilities of The Depository Trust Company on or around                     , 2006.

Joint Global Coordinators

Nomura Securities	Nikko Citigroup	Merrill Lynch Japan Securities

Joint Bookrunners and Joint Lead Managers

(listed alphabetically)

Merrill Lynch & Co.	Nomura Securities International, Inc.

The date of this prospectus supplement is                     , 2006.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement contains the terms of this offering. This prospectus supplement and the information incorporated by reference into this prospectus supplement adds, updates and changes information in the accompanying prospectus. If the information contained in this prospectus supplement, or the information incorporated by reference into this prospectus supplement, is inconsistent with the accompanying prospectus, this prospectus supplement or the information incorporated by reference into this prospectus supplement will apply and will supersede the information in the accompanying prospectus.

It is important for you to read and consider all information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to in “Where You Can Obtain More Information” in this prospectus supplement.

In this prospectus supplement, when we use the words “we,” “us,” “our” or “Toyota,” we mean Toyota Motor Corporation and its consolidated subsidiaries, unless the context otherwise indicates. We use the word “you” to refer to prospective investors in the shares or ADSs.

In this prospectus supplement, references to “dollars” and “$” mean U.S. dollars unless otherwise indicated, references to “euro,” “Euro” and “€” mean the currency of those member states of the European Union which are participating in the European Economic and Monetary Union pursuant to the Treaty on European Union, and references to “yen” and “¥” mean Japanese yen. This prospectus supplement contains a translation of some Japanese yen amounts into U.S. dollars solely for your convenience.

Unless otherwise specified, the financial information presented in this prospectus supplement and the consolidated financial statements of Toyota, which are included in or incorporated by reference into this prospectus supplement, are prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. References to fiscal 2006 are to the fiscal year ended March 31, 2006 and references to other fiscal years have the corresponding meaning.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the international underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the international underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

We may from time to time make written or oral forward-looking statements. Written forward-looking statements may appear in documents filed with the Securities and Exchange Commission, or the SEC, including this prospectus supplement and the accompanying prospectus, documents incorporated by reference, reports to shareholders and other communications.

The U.S. Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as the information is identified as forward looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. We rely on this safe harbor in making forward-looking statements.

Forward-looking statements appear in a number of places in this prospectus supplement and the accompanying prospectus and include statements regarding our current intent, belief, targets or expectations or those of our management. In many, but not all cases, we use words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “hope,” “intend,” “may,” “plan,” “predict,” “probability,” “risk,” “should,” “will,” “would” and similar expressions, as they relate to us or our management, to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those which are anticipated, aimed at, believed, estimated, expected, intended or planned.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ from those in forward-looking statements as a result of various factors. We identify in the accompanying prospectus, in “Risk Factors” and elsewhere, important factors that could cause these differences. Important factors that could cause actual results to differ materially from estimates or forecasts contained in the forward-looking statements include, among others:

•	changes in economic conditions and market demand affecting, and the competitive environment in, the automotive markets in Japan, North America, Europe and other markets in which we operate;

•	fluctuations in currency exchange rates, particularly with respect to the value of the Japanese yen, the U.S. dollar, the euro, the Australian dollar and the British pound;

•	our ability to realize production efficiencies and to implement capital expenditures at the levels and times planned by management;

•	changes in the laws, regulations and government policies in the markets in which we operate that affect our automotive operations, particularly laws, regulations and policies relating to trade, environmental protection, vehicle emissions, vehicle fuel economy and vehicle safety, as well as changes in laws, regulations and government policies that affect our other operations, including the outcome of future litigation and other legal proceedings;

•	political instability in the markets in which we operate;

•	our ability to timely develop and achieve market acceptance of new products; and

•	fuel shortages or interruptions in transportation systems, labor strikes, work stoppages or other interruptions to, or difficulties in, the employment of labor in the major markets where we purchase materials, components and supplies for the production of its products or where its products are produced, distributed or sold.

We do not intend to update these forward-looking statements. We are under no obligation, and disclaim any obligation, to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights some of the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. Because this is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the section entitled “Risk Factors” and the consolidated financial statements and related notes included in or incorporated by reference into this prospectus supplement, the accompanying prospectus and the documents incorporated by reference.

Toyota Motor Corporation

We are the largest producer of automobiles in Japan in terms of both vehicles produced and vehicles sold. We sold 7.97 million vehicles worldwide in fiscal 2006 and 4.15 million vehicles during the six months ended September 30, 2006. We had net revenues of ¥21,036.9 billion and net income of ¥1,372.1 billion in fiscal 2006 and net revenues of ¥11,471.8 billion and net income of ¥777.2 billion for the six months ended September 30, 2006.

Our business segments are automotive operations, financial services operations and all other operations. Our automotive operations include the design, manufacture, assembly and sale of passenger cars, recreational and sport-utility vehicles, minivans and trucks and related parts and accessories. Our financial services business consists primarily of providing financing to dealers and their customers for the purchase or lease of Toyota vehicles. Our other operations include the design and manufacture of prefabricated housing and information technology-related businesses.

We sell our vehicles in more than 170 countries and regions. The primary markets for our automobiles are Japan, North America, Europe and Asia. For the six months ended September 30, 2006, approximately 26% of our automobile unit sales were in Japan, 35% were in North America, 14% were in Europe and 9% were in Asia.

Our vehicles include:

•	Camry, the best selling passenger car in the United States for eight of the past nine calendar years and also for the last four consecutive calendar years;

•	Prius, the world’s first mass produced hybrid car that runs on a combination of gasoline and electric power;

•	Yaris, marketed as the Vitz in Japan, a subcompact car that is comparable to larger cars in terms of performance, safety and comfort;

•	Lexus, a line of high-quality luxury vehicles; and

•	Corolla, one of the best selling cars in Japan.

Our registered address is 1 Toyota-cho, Toyota City, Aichi Prefecture 471-8571, Japan, and our telephone number is 81-565-28-2121. Our web site address is http://www.toyota.co.jp. The information contained on our web site is not part of this prospectus supplement or the accompanying prospectus.

Our Strategy

We have identified the following three challenges in order to achieve continued growth:

•	Enhancing quality control. Maintaining a high level of quality control is one of the keys to customer satisfaction. We continue to dedicate significant management resources to enhancing quality assurance, including initiatives that encourage our suppliers to fortify their quality management systems.

•	Strengthening cost-competitiveness. We expect cost-reduction benefits to play a major role in our efforts to increase our market competitiveness. We must continually design and implement cost reduction initiatives that will enable lower-cost development and manufacturing of products with high levels of performance and quality.

•	Personnel development. Given the accelerating expansion of our operations worldwide, we must rapidly establish self-supporting local business organizations and localize management. We are currently striving to improve the quality of our human resources, developing on-the-job employee training programs and continuing educational programs to promote talented personnel.

Products Strategy:    Offering a full product lineup and distinguishing our products through hybrid technology.

•	Premium brand (Lexus). Since the Lexus was first launched in 1989 in the United States, Lexus has been introduced in 59 countries around the world. At present, we are taking action to strengthen the Lexus brand in each geographic region. The global unit sales of the Lexus is as follows:

	Year Ended March 31,
	2002	2003	2004	2005	2006
	(in thousands)
Total Unit Sales	276	284	344	354	416

•	Global models (IMV, Vitz/Yaris, Camry, Corolla etc.). We have achieved significant growth of unit sales by offering global models, which accounted for over 30% of our global sales in fiscal 2006. Under the concept of “Global Best, Local Best,” we hope to develop, manufacture and distribute attractive products that satisfy regional characteristics while using common platforms and core components.

•	Emerging markets. We expect that the market for automobiles in the emerging markets, particularly Brazil, Russia, India and China, or the “BRICs” countries, will grow rapidly and presents us with significant opportunities. We have therefore been striving to, and have been achieving success in, establishing the operational foundations for production and distribution in these markets. In order to capture the opportunities, in addition to the existing lineup, we are considering the introduction of a low-cost compact model that takes into consideration the regional demands of the emerging markets.

•	Distinguishing our products through hybrid technology. With respect to the technical aspects, which serve as the basis for product development, we are striving to improve the performance of the hybrid system and achieve further cost reductions. As a market leader, we are aiming to achieve sales of one million units per year.

Regional Strategy:    Production and distribution framework to satisfy regional demands.

Our efficient production and sales network, together with our global model strategy and our efforts to design products that appeal to particular regional preferences, allow us to offer a comprehensive line up of products in each region in which we operate.

•	Maintain preeminence in Japan. We aim to maintain steady profitability in the Japanese market, which is the center of our global operations. We believe that it is important to maintain and improve upon our high market share in Japan.

•	Establish self-reliant growth in North America. In the North American market, one of our most significant markets, we aim to secure steady profits and establish a self-reliant operational framework. We continue to seek further growth, and in the past few years we have expanded our production capacity and improved our product lineup. For example, we will strive to further increase unit sales by introducing the fully remodeled Tundra in the full-sized pick-up truck market, where there is stable demand.

•	Achieve steady growth in Europe. In the European market, we aim to establish our presence and to develop Europe into a region generating high levels of profit, following Japan and North America. We are committed to achieving further growth in Europe by enhancing cost competitiveness by increasing local production and procurement, as well as expanding our model lineup by providing more models with diesel engines and actively introducing hybrid models.

•	Develop business foundations in China. We are conducting our operations in China with the aim to establish a firm business foundation in the Chinese market and to implement our growth strategy. Through our joint ventures, we continue to establish our sales and service network, increase production capacity and expand our product lineup. For example, Tianjin FAW Toyota Motor Co., Ltd. is expected to begin annual production of over 200,000 vehicles at the Third Tianjin plant beginning in mid-2007.

Production System

We believe we can achieve mass production efficiencies over small and large production volumes. This gives us the flexibility to respond quickly to changing customer demand and produce multiple models without significantly increasing production costs.

At present, we are improving our ability to flexibly link production at our plants in Japan with production at our plants overseas.

Risk Factors

You should carefully consider all of the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus before investing in the shares or ADSs. In particular, we urge you to consider carefully the factors set forth under “Risk Factors” beginning on page 5 of the accompanying prospectus.

THE OFFERINGS

Global Offering	43,411,700 shares, consisting of the international offering and the Japanese offering.

International offering	shares in the form of shares or ADSs to be offered in the United States and elsewhere outside Japan.

Japanese offering	shares to be offered in Japan.

Selling shareholder	Banks’ Shareholdings Purchase Corporation, or BSPC.

Offering price	$ per ADS and ¥ per share.

The ADSs	Each ADS represents two shares of common stock. The ADSs are evidenced by ADRs.

Depositary for the ADSs	The Bank of New York.

New York Stock Exchange Symbol	“TM”

Tokyo Stock Exchange Securities Identification Code	7203

Common Stock Outstanding	3,216,207,250 shares of common stock as of September 30, 2006.

Use of Proceeds	We will not receive any of the proceeds from the global offering.

Lock-Up Agreement	We have agreed with the international underwriters and the Japanese underwriters to restrictions on any sale of shares of our common stock for a period of 180 days from the date of this prospectus supplement, subject to the limited exceptions described in “Underwriting.”

Payment and Settlement

The international underwriters expect to deliver the shares against payment therefor in yen in Tokyo through the central clearing system in Japan, known as JASDEC, on or around                     , 2006, Tokyo time. The international underwriters expect to deliver the ADSs against payment therefor in U.S. dollars in New York through the facilities of The Depository Trust Company on or around                     , 2006.

Delivery of the shares and ADSs is expected to occur later than three business days after the pricing of the global offering. Because of the longer settlement period, purchasers who wish to trade shares or ADSs on or soon after pricing may need to specify alternative settlement arrangements to prevent a failed settlement.

SELECTED FINANCIAL DATA

Selected consolidated statement of income data for the fiscal years ended March 31, 2002 and 2003 and selected consolidated balance sheet data as of March 31, 2002, 2003 and 2004 set forth below have been derived from our audited consolidated financial statements not included in this prospectus supplement. Selected consolidated statement of income data for the fiscal years ended March 31, 2004, 2005 and 2006 and selected consolidated balance sheet data as of March 31, 2005 and 2006 set forth below have been derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement. The selected consolidated statement of income data for the six months ended September 30, 2005 and 2006 and the selected consolidated balance sheet data as of September 30, 2005 and 2006 have been derived from, and should be read in conjunction with, our unaudited consolidated financial statements incorporated by reference in this prospectus supplement, which management believes include all adjustments necessary for a fair presentation of the results of operations and financial condition for those periods. The results of operations for the six-month period are not necessarily indicative of the results for a full year’s operations.

Data set forth below are derived from our consolidated financial statements prepared in accordance with U.S. GAAP. You should read the selected financial data set forth below in conjunction with our consolidated financial statements and related notes and other financial data included in the documents incorporated by reference in this prospectus supplement. The following data are qualified in their entirety by reference to all of that information.

	Year Ended March 31,						Six Months Ended September 30,
	2002	2003	2004	2005	2006	2006(1)	2005	2006	2006(1)
	(in millions, except share and per share data)						(unaudited)
Consolidated Statement of Income Data:
Automotive:
Revenues	¥13,067,428	¥14,311,451	¥15,973,826	¥17,113,535	¥19,338,144	$164,022	¥9,144,485	¥10,484,250	$88,924
Operating income	1,057,948	1,246,925	1,518,954	1,452,535	1,694,045	14,368	721,373	992,117	8,414
Financial Services:
Revenues	698,022	724,898	736,852	781,261	996,909	8,456	462,017	599,469	5,084
Operating income	45,115	30,328	145,998	200,853	155,817	1,322	83,573	79,927	677
All Other:
Revenues	728,848	795,217	896,244	1,030,320	1,190,291	10,096	535,964	642,186	5,446
Operating income (loss)	(2,954)	4,529	15,247	33,743	39,748	337	9,830	21,008	178
Elimination of intersegment:
Revenues	(303,990)	(330,013)	(312,162)	(373,590)	(488,435)	(4,143)	(189,306)	(254,016)	(2,154)
Operating income (loss)	(6,477)	(10,136)	(13,309)	(14,944)	(11,268)	(96)	(5,285)	373	3
Total Company:
Revenues	14,190,308	15,501,553	17,294,760	18,551,526	21,036,909	178,430	9,953,160	11,471,889	97,301
Operating income	1,093,632	1,271,646	1,666,890	1,672,187	1,878,342	15,932	809,491	1,093,425	9,274
Income before income taxes, minority interest and equity in earnings of affiliated companies	972,101	1,226,652	1,765,793	1,754,637	2,087,360 (2)	17,704	855,997	1,166,134	9,890
Net income	556,567	750,942	1,162,098	1,171,260	1,372,180	11,639	570,520	777,216	6,592
Net income per share:
Basic	152.26	211.32	342.90	355.35	421.76	3.58	175.13	241.36	2.04
Diluted	152.26	211.32	342.86	355.28	421.62	3.58	175.10	241.25	2.04
Shares used in computing net income per share, basic (in thousands)	3,655,304	3,553,602	3,389,074	3,296,092	3,253,450	—	3,257,623	3,220,116	—
Shares used in computing net income per share, diluted (in thousands)	3,655,306	3,553,624	3,389,377	3,296,754	3,254,499	—	3,258,226	3,221,588	—

	Year Ended March 31,						Six Months Ended September 30,
	2002	2003	2004	2005	2006	2006(1)	2005	2006	2006(1)
	(in millions, except per share and number of vehicles sold data)						(unaudited)
Consolidated Balance Sheet Data (end of period):
Total assets:	¥19,305,730	¥20,152,974	¥22,040,228	¥24,335,011	¥28,731,595	$243,695	¥26,257,592	¥30,047,847	$254,859
Short-term debt, including current portion of long-term debt	2,984,378	3,118,665	3,314,219	3,532,747	4,756,907	40,347	4,253,242	5,205,551	44,152
Long-term debt, less current portion	3,722,706	4,137,528	4,247,266	5,014,925	5,640,490	47,841	5,307,694	6,107,553	51,803
Shareholders’ equity(3)	7,264,112	7,121,000	8,178,567	9,044,950	10,560,449	89,571	9,692,765	10,994,535	93,253
Common stock	397,050	397,050	397,050	397,050	397,050	3,368	397,050	397,050	3,368

Other Data:
Dividends per share	¥28.0	¥36.0	¥45.0	¥65.0	¥90.0	$0.78	¥35.0	¥50.0	$0.42
Number of vehicles sold
Japan	2,217,002	2,217,770	2,303,078	2,381,325	2,364,484	—	1,086,773	1,073,457	—
North America	1,780,133	1,981,912	2,102,681	2,271,139	2,556,050	—	1,244,673	1,463,546	—
Europe	727,192	775,952	898,201	978,963	1,022,781	—	498,072	589,240	—
Asia	210,042	461,924	557,465	833,507	880,661	—	448,090	381,799	—
Others	608,353	675,720	857,938	943,444	1,150,587	—	555,511	637,281	—

Worldwide total	5,542,722	6,113,278	6,719,363	7,408,378	7,974,563	—	3,833,119	4,145,323	—

(1)	The rate of ¥117.90 = $1.00, the approximate exchange rate at September 30, 2006, was used for the convenience translations included in the table above. These translations should not be construed as representations that the yen amounts actually represent, or have been or could be converted into, dollars.
(2)	Includes ¥143.3 billion in gain on exchange of marketable securities relating to the merger of Mitsubishi Tokyo Financial Group, Inc. and UFJ Holdings.
(3)	Up through fiscal 2001, the results of certain subsidiaries in Europe and other regions were reported in the consolidated financial statements using a December 31 year-end. During fiscal 2002, the year-ends of most of these foreign subsidiaries were changed from December 31 to March 31. As a result, we decreased retained earnings by ¥3,061 million to reflect the impact of conforming the year-ends at March 31, 2001.

DIVIDEND INFORMATION

We normally pay cash dividends twice per year. Our board of directors recommends the dividend to be paid to shareholders and pledgees of record as of March 31 each year. This recommended dividend must then be approved by shareholders at the General Shareholders’ Meeting. We pay the dividend immediately following approval of the dividend at the shareholders’ meeting, normally around the end of June each year. In addition to these year-end dividends, we may pay interim dividends in the form of cash distributions from our distributable surplus to shareholders and pledgees of record as of September 30 in each year by resolution of our board of directors and without shareholder approval. We normally pay the interim dividend in late November.

In addition, under the Corporation Act of Japan, dividends may be paid to shareholders and pledgees of record as of any record date, other than those specified above, as set forth by our articles of incorporation or as determined by our board of directors from time to time. Such dividends may be distributed by a resolution of any general shareholders’ meeting. Our articles of incorporation also permit us to pay dividends, in addition to interim dividends mentioned in the preceding paragraph, by a resolution of our board of directors. We have incorporated such a provision into our articles of incorporation in order to secure a flexible capital policy. Under the Corporation Act, dividends may be distributed in cash or (except in the case of interim dividends mentioned in the preceding paragraph) in kind, subject to limitations on distributable surplus and to certain other conditions.

The following table sets forth the dividends declared by Toyota for each of the periods shown. The periods shown are the six months ended on that date. The U.S. dollar equivalents for the cash dividends shown are based on the noon buying rate for Japanese yen on the last date of each period set forth below.

	Cash Dividends per Share
Period Ended	Yen	Dollars
September 30, 2001	13.0	0.11
March 31, 2002	15.0	0.11
September 30, 2002	16.0	0.13
March 31, 2003	20.0	0.17
September 30, 2003	20.0	0.18
March 31, 2004	25.0	0.24
September 30, 2004	25.0	0.23
March 31, 2005	40.0	0.37
September 30, 2005	35.0	0.31
March 31, 2006	55.0	0.47
September 30, 2006	50.0	0.42

The payment and the amount of any future dividends are subject to the level of our future earnings, our financial condition and other factors, including statutory restrictions on the payment of dividends.

We deem the benefit of our shareholders to be one of our top priority management policies and strive continuously to increase per-share earnings by promoting our business aggressively while improving and strengthening our corporate foundation. With respect to payment of dividends, we seek to enhance the distribution of profits by striving to raise the consolidated dividend payout ratio, with the aim of increasing it to over 30% over the medium- to long-term, while giving due consideration to factors such as the business results of each term and new investment plans.

PRICE RANGE OF OUR SHARES AND ADSs

The following table sets forth for the periods shown the reported high and low sales prices of our shares on the Tokyo Stock Exchange and our ADSs on the NYSE.

	Tokyo Stock Exchange		New York Stock Exchange
	Price per Share		Price per ADS
	High	Low	High	Low
Fiscal Year Ended March 31,
2002	¥4,450	¥2,665	$71.50	$46.60
2003	3,790	2,625	57.45	44.40
2004	3,990	2,455	75.88	41.17
2005	4,520	3,730	82.94	65.65
2006	6,560	3,790	110.28	70.75

Fiscal Quarter Ended:
June 30, 2004	4,440	3,730	81.95	65.65
September 30, 2004	4,520	4,030	82.94	73.30
December 31, 2004	4,320	3,780	81.87	73.42
March 31, 2005	4,220	3,940	82.27	73.93
June 30, 2005	4,150	3,790	76.81	70.95
September 30, 2005	5,330	3,970	94.33	71.93
December 31, 2005	6,180	4,950	104.90	86.04
March 31, 2006	6,560	5,600	110.28	99.93
June 30, 2006	6,950	5,430	124.00	95.20
September 30, 2006	6,520	5,570	113.45	94.52

Month Ended:
May 31, 2006	6,900	5,930	124.00	106.00
June 30, 2006	6,120	5,430	110.54	95.20
July 31, 2006	6,110	5,570	106.23	94.52
August 31, 2006	6,520	5,940	113.45	102.87
September 30, 2006	6,430	6,120	109.29	103.78
October 31, 2006	7,150	6,430	120.36	109.67

On November 6, 2006, the closing price of the shares on the Tokyo Stock Exchange was ¥7,030 and the closing price of the ADSs on the NYSE was $119.73.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our total debt and total capitalization as of September 30, 2006. There has been no material change in our capitalization since September 30, 2006.

	As of September 30, 2006
	(in millions)
Short-term borrowings	¥3,318,463	$28,146	(1)
Long-term debt, including current portion	7,994,641	53,403

Total debt	11,313,104	81,550

Shareholders’ equity:
Common stock, no par value: authorized 10,000,000,000 shares, issued and outstanding: 3,216,207,250 shares	397,050	3,368
Additional paid-in capital	496,808	4,214
Retained earnings(2)	11,058,708	93,797
Accumulated other comprehensive income	431,973	3,664

Total shareholders’ equity	10,994,535	93,253

Total capitalization(3)	¥18,989,176	$146,656

(1)	The rate of ¥117.90 = $1.00, the approximate exchange rate at September 30, 2006, was used for the translation of the financial data as of September 30, 2006. This translation should not be construed as a representation that the yen amounts actually represent, or have been or could be converted into, dollars.
(2)	The balance of retained earnings is not adjusted to reflect deduction of amounts payable in respect of interim dividends to shareholders.
(3)	Total capitalization is defined as long-term debt, including current portion, plus total shareholders’ equity.

On November 7, 2006, we announced our intention to repurchase up to the lower of (i) 20,000,000 shares of our common stock and (ii) the number of shares of our common stock not exceeding ¥150,000,000,000 in aggregate purchase price. We intend to undertake such repurchase between November 9 and 10, 2006.

RECENT DEVELOPMENTS

Results of Operations—Six Months Ended September 30, 2006 Compared with Six Months Ended September 30, 2005

During the six months ended September 30, 2006 the Japanese economy gradually recovered with higher levels of capital expenditure resulting from improved corporate revenues as well as steadier levels of personal consumption. Overseas, the U.S. economy grew despite only moderate growth in expenditures such as personal consumption and other areas. The European economy also showed steady overall growth.

Under these conditions, our consolidated vehicle unit sales in Japan and overseas increased by 312 thousand units to a record high 4,145 thousand units in the six months ended September 30, 2006, an increase of 8.1% compared with the six months ended September 30, 2005. Vehicle unit sales in Japan decreased by 13 thousand units, or 1.2%, compared to the six months ended September 30, 2005 to 1,073 thousand units in the six months ended September 30, 2006. Vehicle unit sales in Japan remained relatively high due to the sales efforts of dealers in Japan. Overseas vehicle sales increased significantly by 325 thousand units, or 11.9%, to 3,072 thousand units in the six months ended September 30, 2006 compared with the six months ended September 30, 2005 due mainly to higher sales in North America, Europe and other regions.

Net revenues increased by ¥1,518.7 billion, or 15.3%, to ¥11,471.8 billion in the six months ended September 30, 2006 compared with the six months ended September 30, 2005. Net revenues for our automotive operations segment increased by ¥1,339.7 billion, or 14.7%, to ¥10,484.2 billion in the six months ended September 30, 2006 compared with the six months ended September 30, 2005. Net revenues for our financial services operations segment increased by ¥137.4 billion, or 29.8%, to ¥599.4 billion in the six months ended September 30, 2006 compared with the six months ended September 30, 2005. Net revenues for our all other businesses segments increased by ¥106.3 billion, or 19.8%, to ¥642.2 billion in the six months ended September 30, 2006 compared with the six months ended September 30, 2005. The net revenue amounts per segment discussed above are amounts before the elimination of intersegment revenues.

Operating costs and expenses increased by ¥1,243.8 billion, or 13.5%, to ¥10,378.5 billion in the six months ended September 30, 2006 compared with the six months ended September 30, 2005 due mainly to increased vehicle unit sales.

Operating income increased by ¥284.0 billion, or 35.1%, to ¥1,093.4 billion in the six months ended September 30, 2006 compared with the six months ended September 30, 2005. Operating income was favorably affected by currency exchange rate fluctuations, increased marketing efforts and cost reduction efforts, which were partially offset by higher expenses.

Income before income taxes, minority interest in consolidated subsidiaries and equity in earnings of affiliated companies increased by ¥310.2 billion, or 36.2%, to ¥1,166.1 billion in the six months ended September 30, 2006 compared with the six months ended September 30, 2005.

Net income increased by ¥206.7 billion, or 36.2%, to ¥777.2 billion in the six months ended September 30, 2006 compared with the six months ended September 30, 2005.

Investment in Isuzu Motors Limited

On November 7, 2006, we entered into an agreement with Isuzu Motors Limited, or Isuzu, to discuss a business alliance to generate synergies for both parties by mutually utilizing management resources and providing each other with technological complements in the development and production of diesel engines and other areas. To facilitate the development of the business alliance, we intend to acquire 100 million shares of common stock of Isuzu, representing approximately 5.9% of the total issued shares of common stock of Isuzu (assuming that the issued and outstanding shares of Class-I Preferred Stock of Isuzu are fully converted into common shares) on November 10, 2006, from certain shareholders of Isuzu. The aggregate purchase price of this investment in Isuzu will not be material to us.

Outlook

We expect that the global economy will grow moderately in fiscal 2007, despite factors such as concerns about the U.S. economy and trends regarding oil and raw material prices worldwide. We expect that the global automotive markets will remain at the same level as fiscal 2006. For the purposes of this discussion, we are assuming an average exchange rate of ¥115 to the U.S. dollar and ¥145 to the euro. With these external factors in mind, we expect that net revenues for fiscal 2007 will increase compared with fiscal 2006 as a result of expected increased sales volumes, with the planned introduction of new models, particularly in North America. We expect that operating income will increase in fiscal 2007 compared with fiscal 2006. Sales efforts are expected to increase unit sales and, together with cost reduction efforts and the assumed exchange rate of a slightly weaker yen against the U.S. dollar and the euro compared with fiscal 2006, increase operating income. On the other hand, the anticipated increases in depreciation expenses as a result of active capital expenditures and expenditures relating to the research and development of environmental technology such as hybrid vehicles and fuel-cell, safety technology and other next-generation technologies are expected to be offsetting factors. In addition, the effects of cost reduction efforts may be influenced by fluctuations in the prices of raw materials. We expect that income before income taxes, minority interest and equity in earnings of affiliated companies and net income will increase in fiscal 2007 compared to fiscal 2006 despite the posting of a ¥143.3 billion gain on exchange of marketable securities in fiscal 2006 that will not recur in fiscal 2007. Exchange rate fluctuations can also materially affect our operating results. In particular, a strengthening of the Japanese yen against the U.S. dollar can have a material adverse effect on Toyota’s operating results. Please see “Operating and Financial Review and Prospects—Operating Results—Overview—Currency Fluctuations” in our annual report on Form 20-F for the fiscal year ended March 31, 2006 incorporated by reference in this prospectus supplement.

The foregoing statements are forward-looking statements based upon our management’s assumptions and beliefs regarding economic conditions and market demand for our products. Please see “Cautionary Statement Concerning Forward-Looking Statements.” Our actual results of operations could vary significantly from those described above as a result of unanticipated changes in the factors described above or other factors, including those described in “Risk Factors” in the accompanying prospectus.

UNDERWRITING

The global offering consists of (i) an international offering of              shares, in the form of shares or ADSs, in the United States and elsewhere outside Japan and (ii) a Japanese offering of              shares inside Japan. Nomura Securities Co., Ltd., Nikko Citigroup Limited and Merrill Lynch Japan Securities Co., Ltd. have been appointed as the joint global coordinators for the global offering.

We, BSPC, the trustee and sub-trustee, and the international underwriters named below have entered into an international underwriting agreement with respect to the shares being offered in the international offering. Subject to the terms and conditions contained in the international underwriting agreement, BSPC has agreed that the trustee will instruct the sub-trustee to sell to the international underwriters and the international underwriters severally, and not jointly, have agreed to purchase from BSPC the number of shares listed opposite their names below. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Nomura Securities International, Inc. are acting as the representatives of the international underwriters named below. Merrill Lynch, Pierce, Fenner & Smith Incorporated’s address is 4 World Financial Center, New York, New York 10080 U.S.A. and Nomura Securities International, Inc.’s address is 2 World Financial Center, Building B, New York, New York 10281 U.S.A.

International Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Nomura Securities International, Inc.
Citigroup Global Markets Inc.

Total

The international underwriters have agreed to purchase all the shares sold under the international underwriting agreement if any such shares are purchased. The international underwriters may elect to receive all or a portion of their allotment of shares in the form of ADSs. If an international underwriter defaults, the international underwriting agreement provides that the purchase commitments of the non-defaulting international underwriters may be increased or the international underwriting agreement may be terminated.

We and BSPC have agreed to indemnify the international underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the international underwriters may be required to make in respect of those liabilities.

The international underwriters are offering the shares or ADSs, subject to prior sale, when, as and if delivered to and accepted by them, subject to approval of legal matters by their counsel, including with respect to the validity of the shares and the ADSs, and other conditions contained in the international underwriting agreement, such as the receipt by the international underwriters of officers’ certificates and legal opinions. The international underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We, BSPC, the trustee and sub-trustee have also entered into a Japanese underwriting agreement with the underwriters for the Japanese offering. Subject to the terms and conditions contained in the Japanese underwriting agreement, and concurrently with the sale of              shares to the international underwriters in the international offering, the sub-trustee has agreed to sell to the Japanese underwriters and the Japanese underwriters severally and jointly have agreed to purchase              shares to be sold in a public offering in Japan. Nomura Securities Co., Ltd. and Nikko Citigroup Limited are acting as the representatives of the Japanese underwriters.

The international offering is conditioned on the Japanese offering. If the sale of the shares in the Japanese offering does not close, the sale of the shares in the international offering will not close unless the international underwriters elect to waive the closing condition in the international underwriting agreement. The initial offering price per share and underwriting discount per share are identical in the international offering and the Japanese offering.

Commissions and Discounts

The representatives of the international underwriters have informed us and BSPC that the international underwriters propose initially to offer the shares and ADSs to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of ¥             per share and $             per ADS. After the public offering, the public offering price and concession may change.

The following table shows the public offering price, underwriting discount and proceeds to BSPC for the international offering, each on a per ADS and total basis and on a per share and total basis. The figures in the U.S. dollar “Total” column assume that all shares to be sold in the international offering will be sold in the form of ADSs, while the figures in the Japanese yen “Total” column assume that none of the shares to be sold in the international offering will be sold in the form of ADSs. The underwriting discount applied to the shares and ADSs offered in the international offering represents         % of the total amount of the international offering.

	Per ADS	Total	Per Share	Total
Public offering price	$	$	¥	¥
Underwriting discount	$	$	¥	¥
Proceeds, before expenses, to BSPC	$	$	¥	¥

The expenses of the global offering, not including the underwriting discounts, are estimated to be $1,409,567 million in total and are payable by us. These expenses consist of the following:

•	a U.S. Securities and Exchange Commission registration fee of $109,567;

•	estimated printing expenses of $300,000;

•	estimated legal fees and expenses of $600,000;

•	estimated accounting fees and expenses of $100,000; and

•	estimated miscellaneous fees and expenses of $300,000.

The international underwriters will bear certain expenses relating to investor roadshow meetings.

Intersyndicate Agreement

The international underwriters and the Japanese underwriters have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the international underwriters and the Japanese underwriters have agreed that the Japanese underwriters may sell a limited number of shares to the international underwriters for re-sale by the international underwriters in the international offering. To the extent there are sales of shares between the two underwriting groups under the intersyndicate agreement, the number of shares or ADSs initially available for sale in the international offering may be greater than the number of shares described on the cover page of this prospectus supplement as being offered in the international offering.

Pursuant to the intersyndicate agreement, as part of the distribution of our shares in the global offering and subject to certain exceptions, the international underwriters and the Japanese underwriters have agreed that (i) the international underwriters will neither purchase, directly or indirectly, any shares offered in the global offering for the account of any Japanese person (as defined in the intersyndicate agreement), nor offer or sell, directly or indirectly, any shares offered in the global offering or distribute any offering circular or prospectus relating to such shares in Japan or to any Japanese person, and (ii) the Japanese underwriters will neither purchase, directly or indirectly, any shares offered in the global offering for the account of any person or entity other than a Japanese person, nor offer or sell, directly or indirectly, any such shares or distribute any offering circular or prospectus relating to such shares outside Japan or to any person or entity other than a Japanese person.

No Sale of Similar Securities

We have agreed with the international underwriters and the Japanese underwriters, with certain exceptions, not to sell or transfer any shares of our common stock or ADSs representing shares of our common stock during a period of 180 days from the date of this prospectus supplement without obtaining the prior written consent of the joint global coordinators. Specifically, we have agreed not to, directly or indirectly:

•	offer, pledge, sell or contract to sell any shares or ADSs,

•	sell any option or contract to purchase any shares or ADSs,

•	purchase any option or contract to sell any shares or ADSs,

•	grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares or ADSs,

•	file, or cause to be filed, any registration statement under the Securities Act with respect to any of the foregoing, or

•	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of shares or ADSs.

However, if (i) during the last 17 days of the 180-day period described above, we issue an earnings release or there is any significant news or significant event relating to us, or (ii) prior to the expiration of the 180-day period described above, we announce that we will issue an earnings release or we become aware that significant news or a significant event will occur during the 16-day period beginning on the last day of the 180-day period described above, then the restrictions described above will continue to apply to us until the expiration of an 18-day period beginning on our issuance of the earnings release or the occurrence of the significant news or event relating to us.

The restrictions described above also apply to any securities convertible into or exercisable or exchangeable for shares or ADSs. The restrictions described above do not apply to any of the following:

•	shares issued by us upon the exercise of an option or warrant, or the conversion of a security, outstanding on the date of, and described in, this prospectus supplement,

•	shares issued by us or options to purchase shares granted by us under existing employee benefit plans described in this prospectus supplement,

•	shares issued by us under any non-employee director stock plan or dividend reinvestment plan,

•	shares issued by us in connection with any stock split, or

•	sales of shares by us to shareholders holding less than one unit of 100 shares.

New York Stock Exchange Listing

The ADSs are listed on the New York Stock Exchange under the symbol “TM.”

Payment and Settlement

The underwriters expect to deliver the shares against payment in yen in Tokyo through the central clearing system in Japan, known as JASDEC, on or around             , 2006, Tokyo time. The international underwriters expect to deliver the ADSs against payment therefor in U.S. dollars in New York through the facilities of The Depository Trust Company on or around             , 2006.

Delivery of the shares and ADSs is expected to occur, subject to receipt and acceptance by the international underwriters, later than three business days after the pricing of the global offering. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days unless the parties to such trade expressly agree otherwise. Because of the longer settlement period, purchasers who wish to trade shares or ADSs on or soon after pricing may need to specify alternative settlement arrangements to prevent a failed settlement.

Because of this longer settlement period, the margin requirements of the New York Stock Exchange, including its Rule 431, may require purchasers of the shares or ADSs in the international offering to deposit and maintain margin during such period. A potential purchaser of the shares or ADSs should consult with its broker or other financial institution at which its account is maintained in order to determine if such requirements apply to it and, if so, how they may be satisfied.

Selling Restrictions

General

Except for the Japanese offering, no action has been or will be taken by us or BSPC that would permit a public offering of the shares or ADSs, or possession or distribution of this prospectus supplement, the accompanying prospectus, any amendment or supplement hereto or thereto, or any other offering or publicity material relating to the shares or ADSs in any country or jurisdiction outside the United States where, or in any circumstances in which, action for that purpose is required. Accordingly, the shares or ADSs may not be offered or sold, directly or indirectly, and this prospectus supplement, the accompanying prospectus and any other offering or publicity material relating to the shares or ADSs may not be distributed or published, in or from any country or jurisdiction outside the United States except under circumstances that will result in compliance with applicable laws and regulations.

Each international underwriter has represented and agreed that it will not offer or sell the shares or ADSs, make the shares or ADSs the subject of an invitation for purchase, or circulate or distribute this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for purchase, of the shares or ADSs, whether directly or indirectly, to the public in any country or jurisdiction outside the United States except as permitted under applicable laws.

Member States of the European Economic Area

Each international underwriter has severally represented, warranted and agreed that, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), it has not made and will not make an offer to the public of any shares or ADSs which are the subject of the international offering in that Relevant Member State except that an offer to the public in that Relevant Member State of any shares or ADSs may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(1)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(2)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more then €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(3)	by the international underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the joint prior consent of the joint global coordinators for any such offer; or

(4)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares or ADSs shall result in a requirement for the publication by us or any international underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the immediately preceding paragraph, the expression an “offer of shares or ADSs to the public” in relation to any shares or ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares or ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any shares or ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each international underwriter has represented and agreed that:

(1)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA received by it in connection with the issue or sale of any shares or ADSs in circumstances in which Section 21(1) of the Financial Services and Market Act 2000 (the “FSMA”) does not apply to us; and

(2)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares or ADSs in, from or otherwise involving the United Kingdom.

Japan

The shares or ADSs offered hereby have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”). Accordingly, each international underwriter has represented, warranted and agreed that the shares or ADSs which it subscribes will be subscribed by it as principal and that, in connection with the offering made hereby, it will not, directly or indirectly, offer or sell any shares or ADSs in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organised under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and other relevant laws and regulations of Japan.

Hong Kong

Each international underwriter has represented and agreed that it has: (i) not offered or sold and will not offer or sell in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), by means of any document, any shares or ADSs other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public in Hong Kong within the meaning of that Ordinance; and (ii) not issued and will not issue, and does not and will not have in its possession for the purposes of issue in Hong Kong or elsewhere, any invitation, advertisement or other document relating to the shares or ADSs which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except as permitted to do so under the securities laws of Hong Kong) other than with respect to the shares or ADSs which are or are intended to be disposed of to persons outside Hong Kong or only to “professional investors” (as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder).

Singapore

Each international underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each international underwriter has represented, warranted and agreed that it has not offered or sold any shares or ADSs or caused the shares or ADSs to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed nor will it circulate or distribute any offering circular, in preliminary or final form, or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of any shares or ADSs, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Note:

Where the shares or ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares or ADSs pursuant to an offer made under Section 275 except:

(1)	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)	where no consideration is or will be given for the transfer; or

(3)	where the transfer is by operation of law.

Price Stabilization and Short Positions

Until the distribution of the shares and ADSs in the international offering is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our shares and ADSs. However, the representatives of the international underwriters, or any person acting for them, on behalf of the international underwriters, may engage in transactions that stabilize the price of the shares and ADSs, such as bids or purchases to peg, fix or maintain that price.

If the international underwriters create a short position in the shares or ADSs in connection with the international offering, i.e., if they sell more shares or ADSs than are listed on the cover of this prospectus supplement, the representatives of the international underwriters may reduce that short position by purchasing shares or ADSs in the open market. Purchases of the shares or ADSs to stabilize their prices or to reduce a short position may have the effect of raising or maintaining the market price of our shares and ADSs or preventing or retarding a decline in the market price of our shares and ADSs. As a result, the price of our shares and ADSs may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the international underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the shares and

ADSs. In addition, neither we nor any of the international underwriters makes any representation that the representatives of the international underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice. These transactions may be effected on the New York Stock Exchange or otherwise in the United States.

In addition to stabilization and short position transactions of the international underwriters described above in connection with the international offering, the representatives of the Japanese underwriters, on behalf of and for the benefit of the Japanese underwriters, may engage in transactions in connection with the Japanese offering that maintain a stabilizing bid on the Tokyo Stock Exchange as well as on any of the Nagoya Stock Exchange, the Osaka Securities Exchange, the Fukuoka Stock Exchange and the Sapporo Securities Exchange, at a higher level than that which might otherwise prevail for a limited period after the date of this prospectus supplement in accordance with applicable laws and regulations. The representatives of the Japanese underwriters are not required to engage in these activities and may end any of these activities at any time. Such transactions may have the effect of raising or maintaining the market price of our shares or preventing or retarding a decline in the market price of our shares. As a result, the price of our shares may be higher than the price that might otherwise exist in the open market. Any such transactions in connection with the Japanese offering will be conducted by and through the representatives of the Japanese underwriters in accordance with applicable laws and regulations.

Electronic Distribution

A prospectus in electronic format will be made available on the website maintained by Merrill Lynch and the websites of certain of the other international underwriters. Other than the electronic prospectus, the information contained on, or that may be accessed through, those websites are not part of this prospectus supplement. Merrill Lynch and certain of the other international underwriters may agree to allocate a number of shares or ADSs for sale to their online brokerage account holders.

Stamp Taxes and Other Charges

Purchasers of the shares or ADSs offered by this prospectus supplement may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offer price on the cover of this prospectus supplement.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings, in the ordinary course of business, with us and with BSPC. They have received customary fees and commissions for these transactions.

Nikko Cordial Corporation and Citigroup Inc. have established a series of business alliances in respect of Japan-related activities. Citigroup Global Markets Inc. is authorized to conduct Japan-related business under the name Nikko Citigroup.

LEGAL MATTERS

Certain matters in connection with the international offering will be passed upon for us by Shearman & Sterling LLP. The validity of the common stock offered hereby will be passed upon for us by Nagashima Ohno & Tsunematsu. Certain matters in connection with the international offering will be passed upon for BSPC, the securities trustee and the securities sub-trustee by Shearman & Sterling LLP and Nagashima Ohno & Tsunematsu. Certain matters in connection with the international offering will be passed upon for the international underwriters by Simpson Thacher & Bartlett LLP. Certain matters in connection with the international offering under Japanese law will be passed upon for the international underwriters by Anderson Mori & Tomotsune.

EXPERTS

The financial statements incorporated in this Registration Statement by reference to the Form 20-F/A for the year ended March 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers Aarata, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN OBTAIN MORE INFORMATION

This prospectus supplement is part of a registration statement on Form F-3 that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit from this prospectus supplement some of the information included in the registration statement.

In addition, as required by the U.S. securities laws, we file annual reports, special reports and other information with the SEC. You may read and copy any document filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-(800) SEC-0330 for further information on the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). You may also inspect the information we file with the SEC at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We are currently exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are not required under the Exchange Act to publish financial statements as frequently or as promptly as are U.S. companies subject to the Exchange Act. We will, however, continue to furnish our shareholders with annual reports containing audited financial statements and will publish unaudited interim results of operations as well as such other reports as may from time to time be authorized by our board of directors or as may be otherwise required.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus supplement some or all of the documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information in a document that is incorporated by reference is considered to be a part of this prospectus supplement. We incorporate by reference the following documents or information we have filed with the SEC:

•	our annual report on Form 20-F for the fiscal year ended March 31, 2006, filed on June 26, 2006;

•	our amended annual report on Form 20-F/A for the fiscal year ended March 31, 2006, filed on November 7, 2006; and

•	our report on Form 6-K relating to our financial review and results for the interim financial periods ended September 30, 2005 and 2006, filed on November 7, 2006.

In addition, all documents that we file with the SEC in the future pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, any future reports on Form 6-K that indicate they are incorporated into this registration statement and any future annual reports on Form 20-F after the date of this prospectus supplement and prior to the termination of an offering shall be deemed to be incorporated by reference in this prospectus supplement.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for the purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide you without charge upon written or oral request a copy of any of the documents that are incorporated by reference in this prospectus supplement. If you would like us to provide you with any of these documents, please contact us at the following address or telephone number: 1 Toyota-cho, Toyota City, Aichi Prefecture 471-8571, Japan, Attention: Financial Reporting Department, Accounting Division, telephone: 81-565-28-2121.

Except as described above, no other information is incorporated by reference in this prospectus supplement (including, without limitation, information on our website).

LIMITATIONS ON ENFORCEMENT OF U.S. LAWS

We are a joint stock company incorporated in Japan. All of our directors and executive officers, and certain experts named in this prospectus supplement, are residents of countries other than the United States. As a result, you should note that it may be difficult or impossible to serve legal process on us or our directors and executive officers, or to force us or them to appear in a U.S. court. Our legal counsel in Japan, Nagashima Ohno & Tsunematsu, has advised us that there is doubt as to the enforceability in Japan, in original actions or in actions to enforce judgments of U.S. courts, of civil liabilities based solely on U.S. securities laws. A Japanese court may refuse to allow an original action based on U.S. securities laws.

43,411,700 Shares

TOYOTA MOTOR CORPORATION

Common Stock in the form of Shares or American Depositary Shares

PROSPECTUS SUPPLEMENT

Joint Global Coordinators

Nomura Securities

Nikko Citigroup

Merrill Lynch Japan Securities

Joint Bookrunners and Joint Lead Managers

(listed alphabetically)

Merrill Lynch & Co.
Nomura Securities International, Inc.

                    , 2006

PROSPECTUS

TOYOTA MOTOR CORPORATION

Up to 43,411,700 Shares of Common Stock

in the form of Shares or American Depositary Shares

Banks’ Shareholdings Purchase Corporation, or BSPC, may offer and sell from time to time up to 43,411,700 shares of our common stock in the form of shares or ADSs under this prospectus. Each ADS represents two shares of our common stock. We will not receive any proceeds from the sale by BSPC of shares or ADSs. We will pay all costs, expenses and fees in connection with the registration of the shares.

When shares or ADSs are offered and sold under this prospectus you will be provided with a supplement to this prospectus that will contain specific information about the offering. The prospectus supplement may also add to or update information contained in this prospectus. You should read this prospectus and the prospectus supplement carefully before you invest.

Our shares are traded on the Tokyo Stock Exchange, the Nagoya Stock Exchange and three other regional stock exchanges in Japan and on the London Stock Exchange. Our ADSs trade on the New York Stock Exchange, or NYSE, under the ticker symbol “TM.” On November 6, 2006, the last reported sale price of our shares on the Tokyo Stock Exchange was ¥7,030 and the last reported sale price of our ADSs on the NYSE was $119.73.

Investing in the shares or ADSs involves risks which are described in “ Risk Factors” beginning on page 5.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 7, 2006.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under the shelf registration process, BSPC may sell the shares or ADSs described in this prospectus from time to time in the future in one or more offerings.

Each time shares or ADSs are offered under this prospectus, we will provide prospective investors with a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add to or update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Obtain More Information.”

You should rely only on the information provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different or additional information. You should not assume that the information in this prospectus or any prospectus supplement, or in any document incorporated by reference, is accurate as of any date after its respective date.

In this prospectus, when we use the words “we,” “us,” “our,” or “Toyota,” we mean Toyota Motor Corporation and its consolidated subsidiaries, unless the context otherwise indicates. We use the word “you” to refer to prospective investors in the securities.

Our head office is located at 1 Toyota-cho, Toyota City, Aichi Prefecture 471-8571, Japan and our telephone number is 81-565-28-2121.

In this prospectus and any prospectus supplement, when we refer to “dollars” and “$,” we mean U.S. dollars, when we refer to “yen” and “¥,” we mean Japanese yen, and when we refer to “euro,” “Euro” and “€,” we mean the currency of those member states of the European Union which are participating in the European Economic and Monetary Union pursuant to the Treaty on European Union. This prospectus contains a translation of some Japanese yen amounts into U.S. dollars solely for your convenience.

The financial information presented in this prospectus and our consolidated financial statements, which are incorporated by reference into this prospectus, are prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. References to fiscal 2006 are to the fiscal year ended March 31, 2006 and references to other fiscal years have the corresponding meaning.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

We may from time to time make written or oral forward-looking statements. Written forward-looking statements may appear in documents filed with the SEC, including this prospectus and any prospectus supplement, documents incorporated by reference, reports to shareholders and other communications.

The U.S. Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as the information is identified as forward looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. We rely on this safe harbor in making forward-looking statements.

Forward-looking statements appear in a number of places in this prospectus and include statements regarding our current intent, belief, targets or expectations or those of our management. In many, but not all cases, we use words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “hope,” “intend,” “may,” “plan,” “predict,” “probability,” “risk,” “should,” “will,” “would” and similar expressions, as they relate to us or our management, to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those which are anticipated, aimed at, believed, estimated, expected, intended or planned.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ from those in forward-looking statements as a result of various factors. We identify in this prospectus, in “Risk Factors” and elsewhere, important factors that could cause these differences. Important factors that could cause actual results to differ materially from estimates or forecasts contained in the forward-looking statements include, among others:

•	changes in economic conditions and market demand affecting, and the competitive environment in, the automotive markets in Japan, North America, Europe and other markets in which we operate;

•	fluctuations in currency exchange rates, particularly with respect to the value of the Japanese yen, the U.S. dollar, the euro, the Australian dollar and the British pound;

•	our ability to realize production efficiencies and to implement capital expenditures at the levels and times planned by management;

•	changes in the laws, regulations and government policies in the markets in which we operate that affect our automotive operations, particularly laws, regulations and policies relating to trade, environmental protection, vehicle emissions, vehicle fuel economy and vehicle safety, as well as changes in laws, regulations and government policies that affect our other operations, including the outcome of future litigation and other legal proceedings;

•	political instability in the markets in which we operate;

•	our ability to timely develop and achieve market acceptance of new products; and

•	fuel shortages or interruptions in transportation systems, labor strikes, work stoppages or other interruptions to, or difficulties in, the employment of labor in the major markets where we purchase materials, components and supplies for the production of its products or where its products are produced, distributed or sold.

We do not intend to update these forward-looking statements. We are under no obligation, and disclaim any obligation, to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

Any investment in our shares or ADSs involves a high degree of risk. You should carefully consider the risks described below as well as all the other information presented in, or incorporated by reference into, this prospectus and any prospectus supplement before investing in the shares or ADSs.

Our business, operating results and financial condition could be materially adversely affected by any of the factors discussed below. The trading price of our securities could decline due to any of these factors. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks faced by us described below and elsewhere in this prospectus. See “Cautionary Statement Concerning Forward-Looking Statements.”

Industry and Business Risks

The worldwide automobile market is highly competitive.

The worldwide automotive market is highly competitive. We face strong competition from automobile manufacturers in the respective markets in which we operate. Competition is likely to further intensify in light of continuing globalization and consolidation in the worldwide automotive industry. Factors affecting competition include product quality and features, innovation and development time, pricing, reliability, safety, fuel economy, customer service and financing terms. Increased competition may lead to lower vehicle unit sales and increased inventory, which may result in a further downward price pressure and adversely affect our financial condition and results of operations. Our ability to maintain our competitiveness will be fundamental to our future success in existing and new markets and our market share. There can be no assurances that we will be able to compete successfully in the future.

The worldwide automobile industry is highly volatile.

The markets in which we compete have been subject to considerable volatility in demand in each market. Demand for automobile sales depends to a large extent on general, social, political and economic conditions in a given market and the introduction of new vehicles and technologies. As our revenues are derived from sales in markets worldwide such as Japan, North America and Europe, economic conditions in these countries and regions are particularly important to us. Demand may also be affected by factors directly impacting automobile price or the cost of purchasing and operating automobiles such as sales and financing incentives, prices of raw materials and parts and components, cost of fuel and governmental regulations (including tariffs, import regulation and other taxes). Volatility in demand may lead to lower vehicle unit sales and increased inventory, which may result in a further downward price pressure and adversely affect our financial condition and results of operations.

Our future success depends on our ability to offer innovative new, price competitive products that meet and satisfy customer demand on a timely basis.

Meeting and satisfying customer demand with attractive new vehicles and reducing product development times are critical elements to the success of automobile manufacturers. The timely introduction of new vehicle models at competitive prices and meeting rapidly changing customer preferences and demands is fundamental to our success. There is no assurance that we will adequately perceive and identify changing customer preferences and demands with respect to quality, styling, reliability, safety and other features in a timely manner. Even if we succeed in perceiving and identifying customer preferences and demands, there is no assurance that we will be capable of developing and manufacturing new, price competitive products in a timely manner with our available technology, intellectual property, sources of raw materials and parts and components and production capacity. Further, there is no assurance that we will be able to implement capital expenditures at the level and times planned by management. Our inability to develop and offer products that meet customer demand in a timely manner could result in a lower market share and reduced sales volumes and margins, and may adversely affect our financial condition and results of operations.

Our ability to market and distribute effectively, and our maintenance of brand image, are integral parts of our successful sales.

Our success in the sale of automobiles depends on our ability to market and distribute effectively based on distribution networks and sales techniques tailored to the needs of our customers as well as our ability to maintain and further cultivate our brand image across the markets in which we operate. There is no assurance that we will be able to develop sales techniques and distribution networks that effectively adapt to customer preferences or changes in the regulatory environment in the major markets in which we operate. Nor is there assurance that we will be able to cultivate and protect our brand image. Our inability to maintain well developed sales techniques and distribution networks or a positive brand image may result in decreased sales and market share and may adversely affect our financial condition and results of operations.

The worldwide financial services industry is highly competitive.

The worldwide financial services industry is highly competitive. The market for automobile financing has grown as more consumers are financing their purchases, primarily in North America and Europe. Increased competition in automobile financing may lead to decreased margins. A decline in our vehicle unit sales, an increase in residual value risk due to lower used vehicle price and increased funding costs are factors which may impact our financial services operations. Poor performance in our financial services operations may adversely affect our financial condition and results of operations.

Political, Regulatory and Economic Risks

Our operations are subject to currency and interest rate fluctuations.

We are sensitive to fluctuations in foreign currency exchange rates and are principally exposed to fluctuations in the value of the Japanese yen, the U.S. dollar and the euro and, to a lesser extent, the Australian dollar and the British pound. Our consolidated financial statements, which are presented in Japanese yen, are affected by foreign currency exchange fluctuations through both translation risk and transaction risk. Changes in foreign currency exchange rates may affect our pricing of products sold and materials purchased in foreign currencies. In particular, a strengthening of the Japanese yen against the U.S. dollar can have a material adverse effect on our operating results.

We believe that our use of certain derivative financial instruments and increased localized production of our products have reduced, but not eliminated, the effects of interest rate and foreign currency exchange rate fluctuations, which in some years can be significant. Nonetheless, a negative impact resulting from fluctuations in foreign currency exchange rates and changes in interest rates may adversely affect our financial condition and results of operations.

The automotive industry is subject to various governmental regulations and legal proceedings.

The worldwide automotive industry is subject to various laws and governmental regulations including those related to vehicle safety and environmental matters such as emission levels, fuel economy, noise and pollution. Many governments also regulate local content, impose tariffs and other trade barriers, taxes and levies, and price or exchange controls. We have incurred, and expect to incur in the future, significant costs in complying with these regulations. New legislation or changes in existing legislation may also subject us to additional expense in the future. We are also subject to a number of pending legal proceedings. A negative outcome in one or more of these pending legal proceedings could adversely affect our future financial condition and results of operations.

We may be adversely affected by political instabilities, fuel shortages or interruptions in transportation systems, natural calamities, wars, terrorism and labor strikes.

We are subject to various risks associated with conducting business worldwide. These risks include political and economic instability, natural calamities, fuel shortages, interruption in transportation systems, wars, terrorism, labor strikes and work stoppages. The occurrence of any of these events in the major markets in which we purchase materials, components and supplies for the manufacture of our products or in which our products are produced, distributed or sold, may result in disruptions and delays in the operations of our business. Significant or prolonged disruptions and delays in our business operations may adversely affect our financial condition and results of operations.

Risks Related to Ownership of the Shares or ADSs

Yen-dollar fluctuations could cause the market price of the ADSs to decline and reduce dividend amounts payable to ADS holders as expressed in U.S. dollars.

Fluctuations in the exchange rate between the Japanese yen and the U.S. dollar will affect the U.S. dollar equivalent of the Japanese yen price of the shares on the Tokyo Stock Exchange and, as a result, are likely to affect the market price of the ADSs. Because cash dividends on the shares represented by the ADSs will be converted by the depositary from Japanese yen into U.S. dollars, exchange rate fluctuations will also affect the dividend amounts payable to ADS holders.

As a holder of ADSs, you will have fewer rights than a shareholder has, and you must act through the depositary to exercise those rights.

The rights of shareholders under Japanese law to take actions, including voting their shares, receiving dividends, bringing derivative actions, examining our accounting books and records, and exercising appraisal rights, are available only to holders of record on our register of shareholders or our register of beneficial shareholders. Because the depositary, through its custodian agents, is the registered holder of the shares underlying the ADSs, only the depositary can exercise those rights in connection with the deposited shares. The depositary will make efforts to vote the shares underlying a holder’s ADSs as instructed by the holder and will pay to the holder the dividends collected from us. However, in your capacity as an ADS holder, you will not be able to bring a derivative action, examine our accounting books and records, or exercise appraisal rights except through the depositary.

There are restrictions on the withdrawal of shares from our depositary receipt facility.

Our articles of incorporation provide that 100 shares constitute one “unit.” Under our ADS program, each ADS represents the right to receive two shares. As a result of the unit share system, ADR holders will only be permitted to surrender ADRs and withdraw underlying shares constituting whole units. If a holder surrenders an ADR representing shares that do not constitute an integral number of whole units, the depositary will deliver to that holder only those shares which constitute a whole unit. The depositary will then issue to the holder a new ADR representing the remaining shares. Holders of an ADR that represents less than a whole unit of underlying shares will be unable to withdraw the underlying shares. As a result, those holders will be unable to require us to purchase their underlying shares to the extent those shares constitute less than one whole unit, although holders of shares less than one whole unit may require us to purchase such shares under our articles of incorporation.

Because of daily price range limitations under Japanese stock exchange rules, you may not be able to sell your shares at a particular price on any particular trading day, or at all.

Stock prices on Japanese stock exchanges are determined on a real-time basis by the equilibrium between bids and offers. These exchanges are order-driven markets without specialists or market makers to guide price formation. To prevent excessive volatility, Japanese stock exchanges set daily upward and downward price range limitations for each stock, based on the previous day’s closing price. Although transactions may continue at the upward or downward limit price if the limit price is reached on a particular trading day, no transactions may take place outside the limits. Consequently, an investor wishing to sell at a price above or below the relevant daily limit may not be able to effect a sale at such price on a particular trading day, or at all.

Rights of shareholders under Japanese law may be more limited than under the laws of other jurisdictions.

Our corporate affairs are governed by and in accordance with our articles of incorporation, the regulations of our board of directors and the Corporation Act of Japan. Legal principles relating to our corporate affairs, including legality of corporate procedures, directors’ and officers’ fiduciary duties and shareholders’ rights may be different from, or less clearly defined than, those that would apply if we were incorporated in another jurisdiction. For example, under the Corporation Act and our articles of incorporation, only holders of 3% or more of the total voting rights are entitled to examine our accounting books and records. Shareholders’ rights under Japanese law may not be as extensive as shareholders’ rights under the laws of other countries.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our total debt and total capitalization as of September 30, 2006. There has been no material change in our capitalization since September 30, 2006.

	As of September 30, 2006
	(in millions)
Short-term borrowings	¥3,318,463	$28,146	(1)
Long-term debt, including current portion	7,994,641	53,403

Total debt	11,313,104	81,550

Shareholders’ equity:
Common stock, no par value: authorized 10,000,000,000 shares, issued and outstanding: 3,216,207,250 shares	397,050	3,368
Additional paid-in capital	496,808	4,214
Retained earnings(2)	11,058,708	93,797
Accumulated other comprehensive income	431,973	3,664

Total shareholders’ equity	10,994,535	93,253

Total capitalization(3)	¥18,989,176	$146,656

(1)	The rate of ¥117.90 = $1.00, the approximate exchange rate at September 30, 2006, was used for the translation of the financial data as of September 30, 2006. This translation should not be construed as a representation that the yen amounts actually represent, or have been or could be converted into, dollars.
(2)	The balance of retained earnings is not adjusted to reflect deduction of amounts payable in respect of interim dividends to shareholders.
(3)	Total capitalization is defined as long-term debt, including current portion, plus total shareholders’ equity.

On November 7, 2006, we announced our intention to repurchase up to the lower of (i) 20,000,000 shares of our common stock and (ii) the number of shares of our common stock not exceeding ¥150,000,000,000 in aggregate purchase price. We intend to undertake such repurchase between November 9 and 10, 2006.

USE OF PROCEEDS

All net proceeds from the sale of the shares or ADSs will go to BSPC. We will not receive any proceeds from the sale of shares or ADSs by BSPC.

EXCHANGE RATES

The following table sets forth information regarding the noon buying rates for Japanese yen in New York City as announced for customs purposes by the Federal Reserve Bank of New York expressed in Japanese yen per $1.00 during the periods and as of the dates shown. On November 6, 2006, the noon buying rate was ¥118.40 = $1.00. The average exchange rate for the periods shown is the average of the month-end rates during the period.

Fiscal Year Ended or Ending March 31,	As of End of Period	Average (of month-end rates)	High	Low
		(¥ per $1.00)
2002	132.70	125.64	134.77	115.89
2003	118.07	121.10	133.40	115.71
2004	104.18	112.75	120.55	104.18
2005	107.22	107.28	114.30	102.26
2006	117.48	113.67	120.93	104.41
2007 (through November 6, 2006)	118.40	115.70	119.81	110.07

Month Ended:	High	Low
	(¥ per $1.00)
May 31, 2006	113.46	110.07
June 30, 2006	116.42	111.66
July 31, 2006	117.44	113.97
August 31, 2006	117.35	114.21
September 30, 2006	118.02	116.04
October 31, 2006	119.81	116.82

Fluctuations in the exchange rate between in Japanese yen and the U.S. dollar will affect the dollar equivalent of the price of the shares on the Japanese stock exchanges. As a result, exchange rate fluctuations are likely to affect the market price of the ADSs on the New York Stock Exchange. We will declare any cash dividends on shares in Japanese yen. Exchange rate fluctuations will also affect the dollar amounts received on conversion of cash dividends.

DESCRIPTION OF THE AMERICAN DEPOSITARY SHARES

An American Depositary Receipt, or ADR, is a negotiable certificate delivered by a United States bank or trust company acting as depositary. In the same way that a share certificate of a U.S. issuer would evidence shares, an ADR evidences American Depositary Shares, which are also referred to as ADSs. Each ADS represents an ownership interest in two shares of our common stock, which shares are held in Japan on deposit by the depositary or its agent for the benefit of holders of ADRs.

The terms of the ADRs are contained in the deposit agreement dated as of September 27, 1999 among us, The Bank of New York, as depositary, and the owners and beneficial owners of ADRs issued thereunder. The principal executive office of the depositary is located at One Wall Street, New York, New York 10286. The following is a summary of the material provisions of the deposit agreement and, thus, it does not contain all information that may be relevant to holders of ADRs. Investors should read the entire deposit agreement (including the form of ADR) for complete information. We have filed a copy of the deposit agreement as an exhibit to the registration statement of which this prospectus forms a part. The registration statement is available for inspection at the offices of the SEC in the manner described in “Where You Can Obtain More Information.” In addition, copies of the deposit agreement are available at the Corporate Trust Office of the depositary, currently located at 101 Barclay Street, New York, New York 10286.

The depositary will deliver ADRs based on the deposit of shares with Sumitomo Mitsui Banking Corporation as custodian under the deposit agreement. Deposited shares will be represented by ADSs. If a holder’s ownership interest is held through a broker, dealer or other third party, that broker, dealer or third party will provide documentation showing the holder’s beneficial interest in the ADSs. Only persons in whose names ADRs are registered on the books of the depositary will be treated as holders of ADRs by the depositary and by us. The term “holders” shall refer only to persons in whose name ADRs are registered on the books of the depositary. The depositary owes no duties to anyone other than us and holders of ADSs.

Deposit of Shares and Issuance of ADRs

Shares deposited with the custodian must be accompanied by documents specified in the deposit agreement, including instruments showing that those shares have been properly transferred to the person on whose behalf the deposit is being made. The custodian will hold all deposited shares for the account of the depositary. Holders thus have no direct ownership interest in the shares and only have those rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any additional items are referred to as deposited securities.

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary, the depositary will execute and deliver an ADR or ADRs in the name of the person entitled thereto evidencing the number of ADSs to which that person is entitled. ADRs will be delivered at the depositary’s Corporate Trust Office.

Surrender of ADRs and Delivery of Deposited Securities

Holders are entitled to receive the deposited securities underlying the ADSs upon surrender of ADRs to the depositary with delivery instructions for the deposited securities. In addition, holders must pay all fees, taxes and governmental charges that may apply. Deposited securities are normally delivered at the custodian’s office unless the holder requests, at his own risk and expense, that they be delivered to another place. The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends,

•	the payment of fees, taxes and similar charges,

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs, or

•	compliance with any Japanese law relating to the unit share system.

Effect of the Unit Share System

As a result of the unit share system, ADR holders will only be permitted to surrender ADRs and withdraw underlying shares constituting whole units. If a holder surrenders an ADR representing shares that do not constitute an integral number of whole units, the depositary will deliver to that holder only those shares which constitute a whole unit. The depositary will then deliver to the holder a new ADR representing the remaining shares. Holders of an ADR that represents less than a whole unit of underlying shares will be unable to withdraw the underlying shares. As a result, those holders will be unable to require us to purchase their underlying shares to the extent those shares constitute less than one whole unit.

Dividends and Other Distributions on Deposited Securities

We may make various types of distributions with respect to our securities. Except as stated below, to the extent the depositary is legally permitted it will deliver those distributions to holders in proportion to their interests in the following manner:

Cash

The depositary shall convert cash dividends or other distributions from foreign currency to U.S. dollars if this is permissible and can be done on a reasonable basis. The depositary will hold the foreign currency it cannot convert for the account of the ADR holders who have not been paid. The depositary will not invest the foreign currency and it will not be liable for interest. The depositary will endeavor to distribute cash in a practicable manner, and may deduct any taxes required to be withheld, its fees, any expenses of converting foreign currency and transferring funds to the United States, and other expenses and adjustments.

Shares

In the case of a distribution in shares, the depositary may execute and deliver additional ADRs to evidence the number of ADSs representing those shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed to the holders entitled thereto. If the depositary does not distribute additional ADRs, the existing ADRs will also represent the new shares.

Rights

In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute those rights, the depositary may arrange for holders to instruct the depositary as to the exercise of those rights. However, if we do not furnish that evidence, the depositary may:

•	sell those rights if practicable and distribute the net proceeds as cash, or

•	allow those rights to lapse, whereupon holders of ADRs will receive nothing.

We have no obligation to file a registration statement under the Securities Act to make any rights available to holders. Any sale or lapse of rights may reduce the holders’ equity interest in us.

Other Distributions

In the case of a distribution of securities or property other than those described above, the depositary may either: distribute those securities or property in any manner it deems fair and equitable; or sell those securities or property and distribute any net proceeds as cash.

The depositary may choose any practicable method of distribution for any specific holder, including the distribution of foreign currency, securities or property, or it may retain such items on behalf of the holder as deposited securities.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of those transactions can be completed within a specified time period.

Record Dates

The depositary may fix a record date for determining the holders who shall be entitled to receive distributions, exercise voting rights, receive notices, or act on other matters. This record date will be as near as possible to the corresponding record date set by us.

Voting of Deposited Securities

After receiving voting materials from us and if we request, the depositary will notify the holders of any shareholder meeting or solicitation of consents or proxies. This notice will describe how the holder may instruct the depositary to exercise the voting rights for the shares which underlie that holder’s ADRs. If the depositary receives instructions on or before a date set by the depositary, the depositary will endeavor to vote the shares in accordance with the holder’s instructions. If the depositary does not receive instructions from a holder on or before the date established by the depositary for that purpose, the depositary will deem that holder to have instructed the depositary to give a proxy to a person designated by us to vote the number of shares underlying that holder’s ADRs. However, if we inform the depositary that we do not wish to have any proxy given or if substantial opposition to the proposal exists or if the proposal materially and adversely affects the rights of shareholders, a discretionary proxy will not be issued. Because there is no guarantee that holders will receive voting materials in time to instruct the depositary to vote, it is possible that holders or persons who hold their ADRs through brokers, dealers or other third parties will not have the opportunity to exercise their rights to vote. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

In voting or exercising the right to vote, the depositary will, to the extent possible, aggregate the shares for which the same or similar instructions have been given so as to be able to vote the largest number of whole units as possible. As a result of this aggregation, holders of ADRs representing less than a whole unit of shares may or may not have their votes counted with respect to any particular matter voted upon.

Inspection of Transfer Books

The depositary will maintain books for the registration, transfer, combination and split-up of ADRs. These books will be available for inspection by the holders for the purpose of communicating with holders in the interest of our business or a matter related to the deposit agreement.

Changes Affecting Deposited Securities

If we take actions that affect the deposited securities, including (1) split-up, consolidation or other reclassification of deposited securities and (2) any recapitalization, reorganization, merger, consolidation or sale of all or substantially all our assets, then the depositary may choose to:

1. amend the form of ADR,

2. distribute the additional or amended ADRs,

3. distribute cash, securities or other property it has received in connection with those actions,

4. sell any securities or property received and distribute the proceeds as cash, or

5. none of the above.

If the depositary does not choose any of 1 to 4 above, any of the cash, securities or other property it receives shall constitute part of the deposited securities and each ADR will then represent a proportionate interest in that property.

Amendment and Termination of Deposit Agreement

We and the depositary may jointly amend the deposit agreement. The holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges (except for taxes and other charges specifically payable by holders under the deposit agreement), or affects any substantial existing right of holders. If a holder continues to hold ADRs after being so notified, that holder is deemed to agree to this amendment. No amendment may take away any holder’s right to cancel ADRs and to receive the deposited securities underlying the ADRs, except to comply with requirements of law.

If directed by us, the depositary shall terminate the deposit agreement by giving the holders at least 90 days’ prior notice. The depositary may also terminate the deposit agreement by providing notice if it has resigned and no successor has been appointed within 90 days after its resignation. After termination, the depositary’s only responsibility will be to deliver deposited securities to holders who surrender their ADRs, and to hold or sell distributions received on deposited securities. At any time after the expiration of one year from the termination date, the depositary may sell the deposited securities which remain and hold the net proceeds from those sales, without liability for interest, in trust for the holders who have not yet surrendered their ADRs. After making the sale, the depositary shall have no obligations except to account for those proceeds and other cash.

Charges of the Depositary

Holders will be charged a fee for each issuance of ADRs, including as a result of distributions of shares, rights and other property, and for each surrender of ADRs in exchange for deposited securities. The fee in each case is $5.00 or less for each 100 ADSs (or any portion of 100 ADSs) evidenced by the ADRs issued or surrendered. Holders or persons depositing shares may also be charged the following fees and expenses:

•	taxes and other governmental charges,

•	transfer or registration fees for the registration or transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities,

•	cable, telex and facsimile transmission and delivery charges,

•	expenses of the depositary in connection with the conversions of foreign currency into U.S. dollars,

•	a fee of $0.02 (or less) per ADS on any cash distribution, and

•	a fee for the distribution of securities equal to the fee that would be payable if the distributed securities had been shares and had been deposited for issuance of ADSs.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. Fees payable by holders and persons depositing shares may be amended from time to time.

Liability of Holders for Taxes

Holders must also pay any tax or other governmental charge payable by the custodian or the depositary on any ADR, deposited security or distribution. If a holder owes any tax or other governmental charge, the depositary may (1) deduct the amount of taxes owed from any cash distributions, or (2) sell deposited securities and deduct the amount owing from the net proceeds of that sale. In either case the holder remains liable for any shortfall. If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay those taxes and distribute any remaining net proceeds to the holder entitled thereto.

Conditions to the Issuance of ADRs and Other Transactions

The depositary, the custodian or we may refuse to:

•	deliver, register or transfer an ADR or ADRs,

•	effect a split-up or combination of ADRs,

•	deliver distributions on any ADRs, or

•	permit the withdrawal of deposited securities (unless the deposit agreement provides otherwise)

until the following conditions have been met:

•	the holder has paid all taxes, governmental charges, and fees and expenses as required in the deposit agreement,

•	the holder has provided the depositary with any information it may deem necessary or proper, including without limitation, proof of identity and the genuineness of any signature, and

•	the holder has complied with all regulations that the depositary may establish under the deposit agreement.

The depositary may also suspend the issuance of ADRs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (unless the deposit agreement provides otherwise), if the register for ADRs or any deposited securities is closed or if the depositary or we decide that this action is advisable.

Limitation on Liability

The deposit agreement expressly limits the obligations and liability of the depositary, us and their and our respective agents. The depositary and we will not be liable:

•	if they are prevented or hindered in performing any obligations by circumstances beyond their control, including, without limitation, requirements of law, the terms of the deposited securities and acts of God,

•	for exercising or failing to exercise discretion under the deposit agreement,

•	if they perform their obligations without negligence or bad faith, or

•	for any action based on advice or information from legal counsel, accountants, any person presenting shares for deposit, any holder, or other qualified person.

The deposit agreement also provides that the depositary and we have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on behalf of the owners of ADRs or any other party unless we or it has received an indemnity satisfactory to it. In addition, the deposit agreement permits the depositary and us to rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

Pre-released ADRs

The depositary may deliver ADRs not only against the deposit with the custodian of shares (or rights to receive shares from us or any registrar, transfer agent, clearing agent or similar entity), but also against the agreement by a qualified third party to deliver to the depositary the shares within a specified period of time. ADRs issued against this type of agreement are called “pre-released ADRs.” Pre-released ADRs may be issued only if:

•	the depositary has received collateral for the full market value of the pre-released ADRs,

•	the pre-released ADRs are terminable by the depositary upon not more than five business days’ notice, and

•	each recipient of pre-released ADRs agrees in writing that he or she:

•	owns the underlying shares,

•	assigns all rights in those shares to the depositary, and

•	will not transfer those shares except to close out the pre-release.

Governing Law

The deposit agreement is governed by the laws of the State of New York except with respect to its authorization and execution by us, which are governed by the laws of Japan.

THE SELLING SHAREHOLDER

Banks’ Shareholdings Purchase Corporation, or the BSPC, was established in January 2002 pursuant to legislation passed by the Japanese Diet to limit the aggregate value of listed equity securities held by Japanese banking institutions and their affiliates to the level of their shareholders’ equity. BSPC’s purpose is to seek an undisruptive disposition of listed equity securities held by Japanese banking institutions, through BSPC’s acquisition of such equity securities from such institutions. The acquisition of such equity securities by BSPC is intended to prevent significant potential disruptions to the credibility and order of the markets, which may otherwise be caused, among others, if Japanese banking institutions dispose of a substantial amount of equity securities within a short time period. Japanese banking institutions, as members of BSPC, made contributions to BSPC to fund its operating expenses and Japanese government guarantees of BSPC’s borrowings and debt issuances assisted it in conducting share purchases. Our shares registered by this registration statement were acquired by BSPC prior to the expiration of its share purchasing program.

BSPC has established a trust arrangement to hold the shares it acquired pursuant to the purchasing program, including our shares. BSPC has entrusted our shares to Mitsui Asset Banking Company, Limited, the trustee. The trustee in turn entrusted our shares to Japan Trustee Services Bank, Ltd., the sub-trustee. Although BSPC is the beneficiary of the trust, the sub-trustee is shown on our register of beneficial shareholders as the holder of the entrusted shares.

As part of the trust arrangements, the trustee has established, with BSPC’s approval, guidelines for the sale of entrusted shares. If a particular issuer requests that BSPC sell its shares in such issuer through a public offering, BSPC relies on the trustee to confirm whether the proposed sale will satisfy the conditions prescribed in the guidelines. If eligibility is confirmed, the sale in principle will be carried out through a public offering. BSPC and the trustee have confirmed that the sale of our shares covered by this registration statement is in compliance with the guidelines.

BSPC expects to use the proceeds from the sale of our shares to repay its outstanding debt. Pursuant to the legislation by which it was established, BSPC will not make any dividend payments or other distributions until it is dissolved, which is scheduled to occur by March 31, 2017.

This prospectus covers the sale of up to 43,411,700 shares of our common stock held by BSPC. The 43,411,700 total shares of our common stock held by BSPC represent approximately 1.35% of our issued and outstanding common stock as of November 6, 2006. Based on the information BSPC has supplied to us as of the date of this prospectus, if BSPC sells all of the 43,411,700 shares of our common stock it owns which may be covered by this prospectus it will not own any of our shares of common stock.

BSPC’s registered address is Shinkawa Square, 4th Floor, 2-28-1 Shinkawa, Chuo-ku, Tokyo 104-0033, Japan. BSPC has not had any material relationship within the past three years with us or any of our affiliates.

PLAN OF DISTRIBUTION

The shares of common stock being registered in the registration statement of which this prospectus forms a part are being registered by us on behalf of BSPC. BSPC may, from time to time, sell any or all of its shares of our common stock in underwritten offerings. The details of the manner of distribution of any future offering of our shares of common stock by BSPC will be described in a prospectus supplement.

To comply with rules and regulations under the U.S. Securities and Exchange Act of 1934, or the Exchange Act, persons engaged in a distribution of the shares or ADSs may be limited in their ability to engage in market activities with respect to such shares or ADSs. In addition and without limiting the foregoing, BSPC will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchase and sales of any of the shares or ADSs by BSPC. All of these things may affect the marketability of the shares and ADSs.

LEGAL MATTERS

Certain matters in connection with the offering of the shares or ADSs will be passed upon for us by our United States counsel identified in the related prospectus supplement. The validity of the common stock offered hereby will be passed upon for us by our Japanese counsel identified in the related prospectus supplement. Certain matters in connection with the offering of the shares or ADSs will be passed upon for BSPC, the securities trustee and the securities sub-trustee by its United States and Japanese counsel identified in the related prospectus supplement. Certain matters in connection with the offering of shares or ADSs on behalf of any agents or underwriters will be passed upon by their United States and Japanese counsel identified in the related prospectus supplement.

EXPERTS

The financial statements incorporated in this Registration Statement by reference to the Form 20-F/A for the year ended March 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers Aarata, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN OBTAIN MORE INFORMATION

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit from this prospectus some of the information included in the registration statement.

In addition, as required by the U.S. securities laws, we file annual reports, special reports and other information with the SEC. You may read and copy any document filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). You may also inspect the information we file with the SEC at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We are currently exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are not required under the Exchange Act to publish financial statements as frequently or as promptly as are U.S. companies subject to the Exchange Act. We will, however, continue to furnish our shareholders with annual reports containing audited financial statements and will publish unaudited interim results of operations as well as such other reports as may from time to time be authorized by our board of directors or as may be otherwise required.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus some or all of the documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information in a document that is incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the following documents or information we have filed with the SEC:

•	our annual report on Form 20-F for the fiscal year ended March 31, 2006, filed on June 26, 2006;

•	our amended annual report on Form 20-F/A for the fiscal year ended March 31, 2006, filed on November 7, 2006; and

•	our report on Form 6-K relating to our financial review and results for the interim financial periods ended September 30, 2005 and 2006, filed on November 7, 2006.

In addition, all documents that we file with the SEC in the future pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, any future reports on Form 6-K that indicate they are incorporated into this registration statement and any future annual reports on Form 20-F after the date of this prospectus and prior to the termination of an offering shall be deemed to be incorporated by reference in this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide you without charge upon written or oral request a copy of any of the documents that are incorporated by reference in this prospectus. If you would like us to provide you with any of these documents, please contact us at the following address or telephone number: 1 Toyota-cho, Toyota City, Aichi Prefecture 471-8571, Japan, Attention: Financial Reporting Department, Accounting Division, telephone: 81-565-28-2121.

Except as described above, no other information is incorporated by reference in this prospectus (including, without limitation, information on our website).

LIMITATIONS ON ENFORCEMENT OF U.S. LAWS

We are a joint stock company incorporated in Japan. All of our directors and executive officers, and certain experts named in this prospectus, are residents of countries other than the United States. As a result, you should note that it may be difficult or impossible to serve legal process on us or our directors and executive officers, or to force us or them to appear in a U.S. court. Our legal counsel in Japan, Nagashima Ohno & Tsunematsu, has advised us that there is doubt as to the enforceability in Japan, in original actions or in actions to enforce judgments of U.S. courts, of civil liabilities based solely on U.S. securities laws. A Japanese court may refuse to allow an original action based on U.S. securities laws.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers

Article 330 of the Corporation Act of Japan (the “ Corporation Act “) provides that the provisions of Section 10, Chapter 2, Book III of the Civil Code apply to the relationship between Toyota and its directors and corporate auditors. Section 10, among other things, provides in effect that:

(1) Any director or corporate auditor of a company may demand advance payment of expenses which are considered necessary for the management of the affairs of such company entrusted to him;

(2) If a director or a corporate auditor of a company has defrayed any expenses which are considered necessary for the management of the affairs of such company entrusted to him, he may demand reimbursement therefor from the company;

(3) If a director or a corporate auditor has assumed an obligation necessary for the management of the affairs entrusted to him, he may require the company to perform it in his place or, if it is not due, to furnish adequate security; and

(4) If a director or a corporate auditor, without any fault on his part, sustains damage through the management of the affairs entrusted to him, he may demand compensation therefor from the company.

Under Article 388 of the Corporation Act, a company may not refuse a demand from a corporate auditor referred to in subparagraphs (1) through (3) above unless the company establishes that the relevant expense or obligation was or is not necessary for the performance of the corporate auditor’s duties.

The form of underwriting agreement filed or to be filed as Exhibit 1.1 to this registration statement provides for indemnification and contribution by the international underwriters with respect to certain liabilities of directors, officers and other controlling persons of Toyota.

Toyota maintains insurance agreements to cover the liabilities of its directors and corporate auditors asserted against them in shareholder derivative or other lawsuits. The directors and corporate auditors of Toyota bear a part of the cost with respect to coverage for shareholder derivative lawsuits.

Item 9. Exhibits

The following is a list of exhibits filed as part of this registration statement.

1.1	Form of Underwriting Agreement

3.1

Amended and Restated Articles of Incorporation of the Registrant (English translation) (incorporated by reference to Exhibit 1.1 to Toyota’s annual report on Form 20-F filed with the SEC on June 26, 2006 (file no. 001-14948))

3.2

Amended and Restated Regulations of the Board of Directors of the Registrant (English translation) (incorporated by reference to Exhibit 1.2 to Toyota’s annual report on Form 20-F filed with the SEC on June 26, 2006 (file no. 001-14948))

3.3	Amended and Restated Regulations of the Board of Corporate Auditors of the Registrant (English translation)

4.1

Amended and Restated Share Handling Regulations of the Registrant (English translation) (incorporated by reference to Exhibit 2.1 to Toyota’s annual report on Form 20-F filed with the SEC on June 26, 2006 (file no. 001-14948))

4.2

Form of Deposit Agreement among the Registrant, The Bank of New York, as depositary, and the owners and beneficial owners from time to time of American Depositary Receipts, including the form of American Depositary Receipt (incorporated by reference to Exhibit (a) to Toyota’s registration statement on Form F-6 (file no. 333-10790)

4.3	Form of ADR (included in Exhibit 4.2)

5.1	Opinion of Nagashima Ohno & Tsunematsu

8.1	Opinion of Nagashima Ohno & Tsunematsu as to certain Japanese tax matters (included in Exhibit 5.1)

8.2	Opinion of Shearman & Sterling LLP as to certain United States tax matters

23.1	Consent of Nagashima Ohno & Tsunematsu (included in Exhibit 5.1)

23.2	Consent of Shearman & Sterling LLP (included in Exhibit 8.2)

23.3	Consent of PricewaterhouseCoopers Aarata

24.1	Powers of Attorney (included on signature page)

Item 10. Undertakings

The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) to include any prospectus required by section 10(a)(3) of the Securities Act;

(b) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(a), 1(b) and 1(c) above do not apply if the registration statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in this registration statement.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(a) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be sellers to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, TOYOTA MOTOR CORPORATION certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toyota City, Aichi, Japan, on November 7, 2006.

TOYOTA MOTOR CORPORATION

By:	/s/ TAKESHI SUZUKI
Name:	Takeshi Suzuki
Title:	Authorized Signatory

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Takeshi Suzuki as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all further amendments (including post effective amendments) and supplements thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 7, 2006.

Name	Title

/s/ FUJIO CHO Fujio Cho	Chairman of the Board (Principal executive officer)

/s/ KATSUHIRO NAKAGAWA Katsuhiro Nakagawa	Vice Chairman of the Board

/s/ KATSUAKI WATANABE Katsuaki Watanabe	President, Member of the Board

/s/ TOKUICHI URANISHI Tokuichi Uranishi	Executive Vice President, Member of the Board

/s/ KAZUO OKAMOTO Kazuo Okamoto	Executive Vice President, Member of the Board

Executive Vice President, Member of the Board
Kyoji Sasazu

/s/ MITSUO KINOSHITA Mitsuo Kinoshita	Executive Vice President, Member of the Board (Principal financial and accounting officer)

/s/ YOSHIMI INABA Yoshimi Inaba	Executive Vice President, Member of the Board

Name	Title

/s/ TAKESHI UCHIYAMADA Takeshi Uchiyamada	Executive Vice President, Member of the Board

/s/ MASATAMI TAKIMOTO Masatami Takimoto	Executive Vice President, Member of the Board

Executive Vice President, Member of the Board
Akio Toyoda

/s/ TETSUO HATTORI Tetsuo Hattori	Senior Managing Director, Member of the Board

Executive Vice President, Member of the Board
Yukitoshi Funo

/s/ TAKESHI SUZUKI Takeshi Suzuki	Senior Managing Director, Member of the Board

/s/ ATSUSHI NIIMI Atsushi Niimi	Senior Managing Director, Member of the Board

/s/ HAJIME WAKAYAMA Hajime Wakayama	Senior Managing Director, Member of the Board

/s/ HIROSHI TAKADA Hiroshi Takada	Senior Managing Director, Member of the Board

/s/ TEIJI TACHIBANA Teiji Tachibana	Senior Managing Director, Member of the Board

/s/ SHINICHI SASAKI Shinichi Sasaki	Senior Managing Director, Member of the Board

/s/ AKIRA OKABE Akira Okabe	Senior Managing Director, Member of the Board

/s/ YOSHIO SHIRAI Yoshio Shirai	Senior Managing Director, Member of the Board

Executive Vice President, Member of the Board
Yoichiro Ichimaru

/s/ SHOJI IKAWA Shoji Ikawa	Senior Managing Director, Member of the Board

/s/ SHOICHIRO TOYODA Shoichiro Toyoda	Honorary Chairman, Member of the Board

/s/ HIROSHI OKUDA Hiroshi Okuda	Senior Advisor, Member of the Board

Authorized Representative in the United States

Toyota Motor Sales, U.S.A., Inc.

By:	/s/ DIAN OGILVIE
Name:	Dian Ogilvie
Title:	Authorized Signatory

Dated:	November 7, 2006

INDEX TO EXHIBITS

Exhibit	Description
1.1	Form of Underwriting Agreement

3.1

Amended and Restated Articles of Incorporation of the Registrant (English translation) (incorporated by reference to Exhibit 1.1 to Toyota’s annual report on Form 20-F filed with the SEC on June 26, 2006 (file no. 001-14948))

3.2

Amended and Restated Regulations of the Board of Directors of the Registrant (English translation) (incorporated by reference to Exhibit 1.2 to Toyota’s annual report on Form 20-F filed with the SEC on June 26, 2006 (file no. 001-14948))

3.3	Amended and Restated Regulations of the Board of Corporate Auditors of the Registrant (English translation)

4.1

Amended and Restated Share Handling Regulations of the Registrant (English translation) (incorporated by reference to Exhibit 2.1 to Toyota’s annual report on Form 20-F filed with the SEC on June 26, 2006 (file no. 001-14948))

4.2

Form of Deposit Agreement among the Registrant, The Bank of New York, as depositary, and the owners and beneficial owners from time to time of American Depositary Receipts, including the form of American Depositary Receipt (incorporated by reference to Exhibit (a) to Toyota’s registration statement on Form F-6 (file no. 333-10790)

4.3	Form of ADR (included in Exhibit 4.2)

5.1	Opinion of Nagashima Ohno & Tsunematsu

8.1	Opinion of Nagashima Ohno & Tsunematsu as to certain Japanese tax matters (included in Exhibit 5.1)

8.2	Opinion of Shearman & Sterling LLP as to certain United States tax matters

23.1	Consent of Nagashima Ohno & Tsunematsu (included in Exhibit 5.1)

23.2	Consent of Shearman & Sterling LLP (included in Exhibit 8.2)

23.3	Consent of PricewaterhouseCoopers Aarata

24.1	Powers of Attorney (included on signature page)